================================================================================


                            STOCK PURCHASE AGREEMENT

                                      among

                            THE GALTNEY GROUP, INC.,

                             GALTNEY HOLDINGS, INC.,

                       HEALTHCARE INSURANCE SERVICES, INC.

                                       and

                         FRONTIER INSURANCE GROUP, INC.

                       ----------------------------------

                           Dated as of October 3, 1997

                       ----------------------------------


                 SALE OF WESTERN INDEMNITY INSURANCE COMPANY AND
              PROFESSIONAL RISK MANAGEMENT SERVICES OF TEXAS, INC.

================================================================================

                                TABLE OF CONTENTS

SECTION                                                                                   Page

1.   Purchase and Sale of the Shares......................................................1
2.   Closing..............................................................................1
3.   Purchase Price Adjustments...........................................................2
4.   Conditions to Closing................................................................5
5.   Representations and Warranties of Seller.............................................8
6.   Covenants of Seller.................................................................20
7.   Representations and Warranties of Buyer.............................................24
8.   Covenants of Buyer..................................................................26
9.   Mutual Covenants....................................................................27
10.  Employee Benefit Matters............................................................29
11.  Further Assurances..................................................................31
12.  Indemnification.....................................................................31
13.  Tax Matters.........................................................................38
14.  Assignment..........................................................................41
15.  No Third-Party Beneficiaries........................................................41
16.  Termination.........................................................................41
17.  Survival of Representations.........................................................42
18.  Effect of Representations, Warranties, Covenants and Agreements of Seller...........42
19.  Remedies Exclusive..................................................................43
20.  Expenses............................................................................43
21.  Attorney Fees.......................................................................43
22.  Amendments..........................................................................43
23.  Notices.............................................................................43
24.  Interpretation; Exhibits and Schedules; Certain Definitions.........................44
25.  Counterparts........................................................................45
26.  Entire Agreement....................................................................45
27.  Fees................................................................................45
28.  Severability........................................................................45
29.  Governing Law.......................................................................45


 Exhibit A      Form of Opinion of Counsel to Seller
 Exhibit B      Form of Opinion of General Counsel to Seller
 Exhibit C      Form of Opinion of Counsel to Buyer
 Exhibit D      Form of Opinion of Regulatory Counsel to Buyer
 Exhibit E      Form of Non-Piracy Agreement

                            STOCK PURCHASE AGREEMENT
                                       -i-



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Disclosure Schedule

5(b)  Conflicts
5(c)  The Shares
5(e)  Capital Stock
5(f)  Equity Interests
5(h)  Taxes
5(i)  Personal Property
5(j)  Real Property
5(k)  Intellectual Property
5(l)  Contracts
5(m)  Litigation
5(n)  Insurance
5(o)  Benefit Plans
5(p)  Certain Changes or Events
5(r)  Employee and Labor Matters
5(s)  Licenses; Permits
5(v)  Transactions with Affiliates
5(w)  Corporate Name
6(b)  Ordinary Conduct
8(c)  Employment Agreements

                            STOCK PURCHASE AGREEMENT
                                      -ii-

               STOCK PURCHASE AGREEMENT dated as of October 3, 1997, among THE GALTNEY GROUP, INC., a Texas corporation ("GGI"), GALTNEY HOLDINGS, INC., a Delaware corporation and wholly owned subsidiary of GGI ("GHI"), and HEALTHCARE INSURANCE SERVICES, INC., a Texas corporation and wholly owned subsidiary of GGI ("HIS" and, collectively with GGI and GHI, "Seller") and FRONTIER INSURANCE GROUP, INC., a Delaware corporation ("Buyer").

               Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all the issued and outstanding shares of (i) common stock, par value $1.00 per share ("Western Shares"), of Western Indemnity Insurance Company, a Texas corporation and wholly owned subsidiary of GHI ("Western") and (ii) common stock, par value $0.01 per share (the "Pro Risk Shares", together with the Western Shares, the "Shares") of Professional Risk Management Services of Texas, Inc., a Texas corporation, and wholly owned subsidiary of HIS ("ProRisk", together with Western, the "Companies" and any of Western or ProRisk individually, a "Company").

               Accordingly, Seller and Buyer hereby agree as follows:

               1. Purchase and Sale of the Shares. On the terms and subject to the conditions of this Agreement, Seller shall sell, transfer and deliver or cause to be sold, transferred and delivered to Buyer, and Buyer shall purchase from Seller, the Shares for an aggregate purchase price of $48.5 million (the "Purchase Price"), subject to adjustment in accordance with Section 3.

               2. Closing.

               (a) The closing (the "Closing") of the purchase and sale of the Shares shall be held at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, 1001 Fannin, Houston, Texas 77002 at 10:00 a.m. on or prior to December 1, 1997, or if the conditions to the Closing set forth in Section 4 shall not have been satisfied by such date, as soon as practicable after such conditions shall have been satisfied. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date".

               (b) At the Closing, Buyer shall deliver to Seller by wire transfer to a bank account, designated in writing by Seller at least two business days prior to the Closing Date, immediately available funds in an amount equal to the Purchase Price.

               (c) At the Closing, Seller shall deliver or cause to be delivered to Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed, free and clear of all of the liens described in Schedule 5(c).

                            STOCK PURCHASE AGREEMENT
                                       -1-



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               3.     Purchase Price Adjustments.

               (a)    Galtney Distribution.

                      (i) Prior to Closing, the Companies shall declare and pay
               a liquidating distribution to Seller (the "Galtney Distribution") equal to the amount (the "Estimated GAAP Surplus Amount") by which the Companies' GAAP Equity (as defined below) as of the Closing Date exceeds $36 million. The term "Companies' GAAP Equity" shall mean the total stockholders equity of the Companies as determined in accordance with generally accepted accounting principles ("GAAP"), consistent with past practices. Following the Galtney Distribution, the investments of the Companies will consist solely of fixed income investments. Seller shall provide Buyer with an estimated unaudited combined balance sheet as of the Closing Date for Western and ProRisk (without giving effect to the Galtney Distribution) and a written statement, certified by the President and Chief Financial Officer of each of GGI and Western, setting forth the Estimated GAAP Surplus Amount and stating that such Estimated GAAP Surplus Amount has been determined in accordance with the provisions of this Section 3(a) and setting forth the components of the Galtney Distribution and stating that the Galtney Distribution is equal to the Estimated GAAP Surplus Amount. There shall be no goodwill reflected on such estimated unaudited combined balance sheet.

                      (ii) Buyer shall, within 90 days after the Closing Date,
               obtain from Ernst & Young LLP (or such other nationally recognized firm of independent public accountants as shall at the time be retained to audit the books and accounts of Buyer and shall be reasonably acceptable to Seller) and provide to Seller an audited combined balance sheet (the "Closing Date Balance Sheet") as of the Closing Date for Western and ProRisk (giving effect to the Galtney Distribution) and a written statement (the "GAAP Equity Statement") of such firm setting forth the Companies' GAAP Equity as of the Closing Date as set forth on the Closing Date Balance Sheet (the "Companies' Closing GAAP Equity") and stating that the Companies' Closing GAAP Equity has been determined in accordance with the provisions of this Section 3(a). The Closing Date Balance Sheet shall be based on accounting principles and practices consistent with the Audited December 31, 1996 GAAP Financial Statements (as defined herein).

                      (iii) If the Companies' Closing GAAP Equity exceeds $36
               million, the Purchase Price shall be increased by, and Buyer shall pay Seller 125 days after the Closing Date (or, if a Notice of Disagreement is delivered pursuant to Section 3(c), within two business days after the GAAP Equity Statement and the Closing Date Balance Sheet shall become final and binding on the parties), an amount equal to the amount by which the Companies' Closing GAAP Equity exceeds $36 million, by wire transfer to a bank account designated in writing by Seller, in immediately available funds. If the Companies' Closing GAAP Equity is less than $36 million, the Purchase Price shall be decreased by, and Seller shall pay Buyer 125 days after

                            STOCK PURCHASE AGREEMENT
                                       -2-
               the Closing Date (or, if a Notice of Disagreement is delivered pursuant to Section 3(c), within two business days after the GAAP Equity Statement and the Closing Date Balance Sheet shall become final and binding upon the parties), an amount equal to the difference between $36 million and the Companies' Closing GAAP Equity, by wire transfer to a bank account designated in writing by Buyer, in immediately available funds.

               (b)    Gross Premiums Written.

                      (i) If Gross Premiums Written (as defined herein) for the
               12-month periods ended December 31, 1998, 1999 and 2000 (collectively, the "Reimbursement Period") are less than $75 million in the aggregate, Seller shall pay Buyer 125 days after December 31, 2000 (or, if a Notice of Disagreement is delivered pursuant to Section 3(c), within two business days after the Reimbursement Statement (as defined herein) shall become final and binding upon the parties), an amount (the "Reimbursement") equal to 10% of the difference between $75 million and the aggregate amount of Gross Premiums Written for the Reimbursement Period. If the Closing occurs on or prior to the date that is 70 days after the date of this Agreement, the Gross Premiums Written for 1998 shall be calculated on the basis of the 15-month period ended December 31, 1998. Seller shall deliver the Reimbursement (if any) payable pursuant to this paragraph to Buyer, by wire transfer to a bank account designated in writing by Buyer, in immediately available funds. The amount of the Reimbursement payable pursuant to this paragraph shall not exceed $2.0 million.

                      (ii) If there shall be a material change in the lines of
               business as described in the Confidential Memorandum prepared by Donaldson, Lufkin & Jenrette Securities Corporation dated March 1997 (the "DLJ Confidential Memorandum") written by Buyer at any time during the Reimbursement Period, Seller shall not be obligated to make any Reimbursement.

                      (iii) For purposes of this Section 3, the term "Gross
               Premiums Written" shall mean, in respect of any period, gross premiums written or assumed by the Companies on a combined basis for such period, as determined in accordance with statutory accounting principles ("SAP"). Gross Premiums Written shall include (i) any premiums sourced from any subsidiary of GGI and
               (ii) any premiums written or assumed by any subsidiary of Buyer that were generated by any subsidiary of GGI pursuant to Section 9(g) of this Agreement.

                      (iv) Buyer shall, within 90 days after December 31 in each of the 12-month periods ended December 31, 1998, 1999 and 2000, obtain from Ernst & Young LLP (or such other nationally recognized firm of independent public accountants as shall at the time be retained to audit the books and accounts of Buyer and shall be reasonably acceptable to Seller) and provide to Seller a written statement (a "Reimbursement Statement") of such firm setting forth the Gross Premiums

                            STOCK PURCHASE AGREEMENT
                                       -3-

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               Written for such period and stating that the amount of such Gross
               Premiums Written has been determined in accordance with the provisions of this Section 3(b). The Reimbursement Statement in respect of the 12-month period ended December 31, 2000 shall also set forth the computation of the Reimbursement (if any) and shall state that the amount of such Reimbursement (if any) has been determined in accordance with the provisions of this Section
               3(b).

               (c) During the 30-day period following Seller's receipt of a Reimbursement Statement or a GAAP Equity Statement (a "Statement") or the Closing Date Balance Sheet, Seller and its independent auditors shall be permitted to review the working papers of Buyer's independent auditors relating to such Statement or Closing Date Balance Sheet and may conduct, through independent auditors, its own independent audit if deemed necessary. A Statement or the Closing Date Balance Sheet shall become final and binding upon the parties on the thirtieth day following receipt thereof by Seller unless Seller gives written notice of its disagreement with such Statement or Closing Date Balance Sheet ("Notice of Disagreement") to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and shall be accompanied by an adjusted balance sheet or calculation of gross premiums written, as appropriate, prepared by Seller and a Statement on Auditing Standards Number 50 ("SAS 50") opinion of Seller's independent auditors with respect to the balance sheet or other calculations prepared by Seller. If a Notice of Disagreement is received by Buyer in a timely manner, then such Statement or Closing Date Balance Sheet (as revised in accordance with clause (A) or (B) below) shall become final and binding upon the parties on the earlier of (A) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below). During the 30-day period following the delivery of a Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. At the end of such 30-day period, Seller and Buyer shall submit to the Accounting Firm for review and resolution any and all matters arising under this Section 3 which remain in dispute. The Accounting Firm shall be Coopers & Lybrand, or if such firm is unwilling or unable to act, such other nationally recognized firm of independent public accountants as shall be agreed upon by the parties hereto in writing. Seller and Buyer shall use their reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted to the Accounting Firm within 30 days following submission. Seller and Buyer agree that judgment may be entered in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any arbitration (including the fees of the Accounting Firm) pursuant to this Section 3 shall be borne 50% by Buyer and 50% by Seller. The fees and disbursements of Buyer's independent auditors incurred in connection with their certification of any Statement or preparation of the Closing Date Balance Sheet shall be borne by Buyer, and the fees and disbursements of Seller's independent auditors incurred in connection with their review of such Statement or Closing Date Balance Sheet or preparation of an SAS 50 opinion shall be borne by Seller.

                            STOCK PURCHASE AGREEMENT
                                       -4-



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               4.     Conditions to Closing.

               (a) Buyer's Obligation. The obligation of Buyer to purchase and pay for the Shares is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

                      (i) The representations and warranties of Seller made in
               this Agreement shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect (as defined below). Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing. Seller shall have delivered to Buyer certificates dated the Closing Date and signed by the President and the Chief Financial Officer of GGI and the President of each of GHI and HIS confirming the foregoing.

                      (ii) Buyer shall have received an opinion dated the
               Closing Date of Vinson & Elkins L.L.P., counsel to Seller, substantially in the form of Exhibit A, and an opinion dated the Closing Date of Rex Martin, General Counsel of Seller, substantially in the form of Exhibit B. The opinion of Vinson & Elkins L.L.P. shall state that such firm has reviewed the opinion of Rex Martin and that such firm believes Buyer is justified in relying thereon.

                      (iii) No statute, rule, regulation, executive order,
               decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), or other legal restraint or prohibition preventing the purchase and sale of the Shares shall be in effect.

                      (iv) There shall not be pending or threatened by any
               Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (A) challenging or seeking to restrain or prohibit the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement or seeking to obtain from Buyer or any of its subsidiaries in connection with the purchase and sale of the Shares any damages that are material in relation to Buyer and its subsidiaries taken as a whole, (B) seeking to prohibit or limit the ownership or operation by Buyer, any Company or any of their respective subsidiaries of any material portion of the business or assets of Buyer, any Company or any of their respective subsidiaries, or to compel Buyer, any Company

                            STOCK PURCHASE AGREEMENT
                                       -5-



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               or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Buyer, any Company or any of their respective subsidiaries, in each case as a result of the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement, (C) seeking to impose limitations on the ability of Buyer to acquire or hold, or exercise full rights of ownership of, the Shares or (D) seeking to prohibit Buyer or any of its subsidiaries from effectively controlling in any material respect the business or operations of any Company or any of their respective subsidiaries.

                      (v) The waiting period under the Hart-Scott Rodino
               Antitrust Improvements Act of 1976 (the "HSR Act"), if applicable to the purchase and sale of the Shares, shall have expired or been terminated.

                      (vi) Western shall have repaid the Surplus Debenture (as
               defined herein).

                      (vii) Except for any advances or operating expenses
               incurred in the ordinary course of business, all indebtedness between the Companies, on the one hand, and Seller and its affiliates, on the other hand, shall have been repaid.

                      (viii) Neither Western nor ProRisk shall have any
               subsidiaries other than Gulf Assurance, B.V.I., an insurance company located in the British Virgin Islands.

                      (ix) The Shares shall be free and clear of all liens,
               including the liens described in Schedule 5(c).

                      (x) Western shall have maintained a rating by A.M. Best &
               Co. of "A-" or better from the date of this Agreement through and including the Closing Date.

                      (xi) Western shall have been released from all letters of
               credit described in the stock purchase agreement between Western and CMA Holdings (listed under item (viii) of Schedule 5(l)).

                      (xii) Buyer shall have received the following documents
               from Seller:

                             (A) certificates of good standing (or comparable
                      documents) for each of Western and ProRisk from their respective States of incorporation, and certificates of good standing (or comparable documents) as foreign corporations in each jurisdiction where the Companies are so qualified, in each case issued as of a date not more than fourteen days prior to the Closing Date;

                             (B) a Secretary's certificate of each of GGI, GHI
                      and HIS certifying as to the incumbency of their respective authorized officers, genuineness of their respective signatures and validity and effectiveness of

                            STOCK PURCHASE AGREEMENT
                                       -6-
                      attached copies of their certificates of incorporation, by-laws and authorizing corporate resolutions;

                             (C) the records specified in Section 9(e); and

                             (D) termination of any tax sharing agreement
                      between the Companies and GGI.

               (b) Seller's Obligation. The obligation of Seller to sell and deliver the Shares to Buyer is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

                      (i) The representations and warranties of Buyer made in
               this Agreement shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date). Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing. Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

                      (ii) Seller shall have received an opinion dated the
               Closing Date of Epstein, Becker & Green, P.C., counsel to Buyer, substantially in the form of Exhibit C, and an opinion dated the Closing Date of Marvin Tepper, Esq., regulatory counsel to Buyer, substantially in the form of Exhibit D.

                      (iii) No statute, rule, regulation, executive order,
               decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the purchase and sale of the Shares shall be in effect.

                      (iv) There shall not be pending or threatened by any
               Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), challenging or seeking to restrain or prohibit the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement or seeking to obtain from Seller or any of its subsidiaries in connection with the purchase and sale of the Shares any damages that are material in relation to Seller and its subsidiaries taken as a whole.

                      (v) The waiting period under the HSR Act, if applicable to the purchase and sale of the Shares, shall have expired or been terminated.

                            STOCK PURCHASE AGREEMENT
                                       -7-



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                      (vi) Frontier Insurance Company shall have maintained a
               rating by A.M. Best & Co. of "A-" or better from the date of this Agreement through and including the Closing Date.

               (c) Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in Section 4(a) or 4(b), respectively, to be satisfied if such failure was caused by such party's failure to act in good faith or use its reasonable best efforts to cause the Closing to occur, as required by Section 9(c).

               5. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

               (a) Authority. Each of GGI and HIS is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. GHI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

               (b) No Conflicts: Consents. The execution and delivery of this Agreement by Seller do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of any Company or any Subsidiary under, any provision of (i) the Certificate of Incorporation or Bylaws of Seller or any Company or the comparable governing instruments of any Subsidiary, (ii) except as set forth in Schedule 5(b), any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Seller, any Company or any Subsidiary is a party or by which any of their respective properties or assets are bound or (iii) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to Seller, any Company or any Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not have a material adverse effect on the business, assets, financial condition or results of operations of Western and ProRisk, taken as a whole (a "Material Adverse Effect"). No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller, any Company or any Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby other than (I) compliance with and filings under the HSR Act, if applicable, (II) compliance with and filings under any

                            STOCK PURCHASE AGREEMENT
                                       -8-
        applicable state insurance or insurance holding company laws and (III) those which if not obtained would have no Material Adverse Effect.

               (c) The Shares. Except as set forth on Schedule 5(c), GHI has good and valid title to the Western Shares, and HIS has good and valid title to the ProRisk Shares, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind. Assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Buyer at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Buyer, and upon Seller's receipt of the Purchase Price, good and valid title to the Shares will pass to Buyer, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind, other than those arising from acts of Buyer or its affiliates. Other than this Agreement, the Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares. No stock transfer taxes are due as a result of the purchase and sale of the Shares.

               (d) Organization and Standing. Each of the Companies and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Companies and the Subsidiaries has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a Material Adverse Effect. Each of the Companies and the Subsidiaries is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect. The term "Subsidiary" means each person of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by any Company. The term "Western Subsidiary" means each person of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by Western, and the term "ProRisk Subsidiary" means each person of which a majority of the voting power or the voting equity securities or equity interest is owned, directly or indirectly, by ProRisk.

               (e) Capital Stock of the Companies and the Subsidiaries. The authorized capital stock of Western consists of 5,000,000 shares of Common Stock, par value $1.00 per share, of which 3,600,000, constituting the Western Shares, are duly authorized and validly issued and outstanding, fully paid and nonassessable. The authorized capital stock of ProRisk consists of 1,000 shares of Common Stock, par value $0.01 per share, of which 100, constituting the ProRisk Shares, are duly authorized and validly issued and outstanding, fully paid and nonassessable. Except for the Shares, there are no shares of capital stock or other

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        equity securities of either Company outstanding. Schedule 5(e) sets forth for each Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock. All the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Schedule 5(e), there are no shares of capital stock or other equity securities of any Subsidiary outstanding. Neither the Shares nor any shares of capital stock of any Subsidiary have been issued in violation of, and none of the Shares or such shares of capital stock are subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of applicable law, the Certificate of Incorporation or By-laws of any Company or the comparable governing instruments of any Subsidiary, any contract, agreement or instrument to which any Company or Subsidiary is subject, bound or a party or otherwise. There are no outstanding warrants, options, rights, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which Seller or any Company or Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of any Company or Subsidiary. Except as set forth in Schedule 5(e), there are no equity securities of any Company or Subsidiary reserved for issuance for any purpose. Except as set forth in Schedule 5(e), Western has good and valid title, directly or through one or more wholly owned Subsidiaries, to all the outstanding shares of capital stock of each Western Subsidiary and ProRisk has good and valid title, directly or through one or more wholly owned Subsidiaries), to all the outstanding shares of capital stock of each ProRisk Subsidiary, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind. Except as set forth in Schedule 5(e), there are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any Company or Subsidiary may vote.

               (f) Equity Interests. Except for the Subsidiaries and as set forth in Schedule 5(f), the Companies do not directly or indirectly own any capital stock of or other equity interests in any corporation, partnership or other person and none of the Companies or the Subsidiaries is a member of or participant in any partnership, joint venture or similar person.

               (g)    Financial Statements.

                      (i) GAAP Financial Statements. The unaudited balance sheet as of June 30, 1997 and the unaudited statement of income and cash flows for the six months ended June 30, 1997 for each of Western and ProRisk (collectively the "Unaudited June 30, 1997 GAAP Financial Statements"), which previously have been furnished to Buyer, have been prepared in accordance with GAAP consistently applied and on that basis present fairly, in all material respects, the financial positions of each of Western and ProRisk and their respective Subsidiaries as of the date thereof and the results of operations of each of Western and ProRisk and their respective Subsidiaries for the period then ended; the audited combined balance sheets as of December 31, 1996 and September 30, 1997 and the audited combined statements of income and cash flows for the year ended December 31, 1996 and for the nine months ended September 30, 1997, for Western and ProRisk, including the

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               notes thereto (the "Audited December 31, 1996 GAAP Financial
               Statements" and the "Audited September 30, 1997 GAAP Financial Statements," respectively), to be furnished to Buyer pursuant to
               Section 6(c) hereof, shall be audited by KPMG Peat Marwick LLP in accordance with GAAP consistently applied (except in each case as described in the notes thereto) and on that basis shall present fairly, in all material respects, the financial position of Western and ProRisk and their respective Subsidiaries as of the dates thereof and the results of operations of Western and ProRisk and their respective Subsidiaries for the periods then ended.

                      (ii) Statutory Financial Statements. The audited statutory balance sheets of Western as of December 31, 1994, December 31, 1995 and December 31, 1996 and the related audited statutory statements of income and changes in capital and surplus and cash flows for each of the years then ended, including the notes thereto (collectively, the "Audited 1994, 1995 and 1996 SAP Financial Statements"), which previously have been furnished to Buyer, present fairly, in all material respects, the admitted assets, liabilities, capital and surplus, cash flows and other funds of Western as at the dates and for the periods indicated, in conformity with SAP; and the audited statutory balance sheet of Western as of September 30, 1997 and the related audited statutory statement of income and changes in capital and surplus and cash flows for the nine months then ended, including the notes thereto (the "Audited September 30, 1997 SAP Financial Statements"), to be furnished to Buyer pursuant to Section 6(c) hereof, shall present fairly, in all material respects, the admitted assets, liabilities, capital and surplus, cash flows and other funds of Western as at the date and for the period indicated, in conformity with SAP.

                      (iii) No representation or warranty is made in this
               Agreement with respect to any reserve for losses and loss adjustment expenses or related reinsurance recoverables or credits, and Seller shall not be liable for any such losses and loss adjustment expenses or related reinsurance recoverables or credits that exceed the reserves provided for on the books of the Companies.

               (h)    Taxes.

                      (i) For purposes of this Agreement, (A) "Tax" or "Taxes"
               shall mean all Federal, state, local and foreign taxes and assessments, including all interest, penalties and additions imposed with respect to such amounts; (B) "pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such day; and
               (C) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                      (ii) Except as set forth in Schedule 5(h), (A) each of the
               Companies and the Subsidiaries, and any affiliated group, within the meaning of Section 1504 of the Code, of which any of the Companies or the Subsidiaries is or has been a member, has filed or caused to be filed in a timely manner (within any applicable extension

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               periods) all material Tax returns, reports and forms required to be filed by the Code or by applicable state, local or foreign tax laws, (B) all Taxes shown to be due on such returns, reports and forms have been timely paid in full or will be timely paid in full by the due date thereof, and (C) no material tax liens have been filed and no material claims are being asserted in writing with respect to any Taxes.

                      (iii) The Federal consolidated income tax returns in which the Companies and/or any of the Subsidiaries have joined have not been examined by the Internal Revenue Service.

               (i) Assets Other than Real Property Interests. Western and its Subsidiaries and ProRisk, respectively, have good and valid title to all material assets reflected on their respective unaudited GAAP balance sheets as at June 30, 1997 (the "Unaudited June 30, 1997 Balance Sheets") previously furnished to Buyer or thereafter acquired, except those sold or otherwise disposed of since June 30, 1997 in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all mortgages, liens, security interests or encumbrances of any kind except (i) such as are set forth in Schedule 5(i), (ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes which are not due and payable or which may thereafter be paid without penalty, in each case, less than $10,000, (iii) mortgages, liens, security interests and encumbrances which secure debt that is reflected as a liability on the Unaudited June 30, 1997 Balance Sheets and the existence of which is indicated in the notes thereto and (iv) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Companies and the Subsidiaries, taken as a whole, as presently conducted (the mortgages, liens, security interests and encumbrances described in clauses (ii), (iii) and (iv) above are hereinafter referred to collectively as "Permitted Liens"). Western and its Subsidiaries, and ProRisk and its Subsidiaries, respectively, have good and valid title to all assets having a value in excess of $10,000 reflected on the Unaudited June 30, 1997 Balance Sheets or thereafter acquired except those sold or otherwise disposed of after June 30, 1997 in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free of all mortgages, liens, security interests or encumbrances of any kind whatsoever except for Permitted Liens.

               This Section 5(i) does not relate to real property or interests in real property, such items being the subject of Section 5(j).

               (j) Title to Real Property. Schedule 5(j) sets forth a complete list of all real property and interests in real property owned in fee by the Companies and the Subsidiaries (individually, an "Owned Property").
        Schedule 5(j) sets forth a complete list of all real property and interests in real property leased by the Companies and the Subsidiaries (individually, a "Leased Property"). The Companies and the Subsidiaries have (i) good and

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        insurable fee title to all Owned Property and (ii) good and valid title to the leasehold estates in all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as "Property" and, collectively, as "Properties"), in each case free and clear of all mortgages, liens, security interests, encumbrances, leases, assignments, subleases, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except where such failure to have good title has not had, and could not reasonably be expected to have, a Material Adverse Effect.

               (k) Intellectual Property. Schedule 5(k) sets forth a true and complete list of all material patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications therefor and other material intellectual property and proprietary rights, whether or not subject to statutory registration or protection (collectively, "Intellectual Property"), owned, used, filed by or licensed to any of the Companies or the Subsidiaries. With respect to registered trademarks, Schedule 5(k) sets forth a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as set forth in
        Schedule 5(k), one of the Companies or the Subsidiaries owns, and the Companies and the Subsidiaries have the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, all Intellectual Property listed in Schedule 5(k) and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights. Each of the Companies and the Subsidiaries has all rights to Intellectual Property as are necessary in connection with the business of such Company and such Subsidiary as presently conducted.

               (l) Contracts. Except as set forth in Schedule 5(l), neither any Company nor any Subsidiary is a party to or bound by any:

                      (i) reinsurance agreement;

                      (ii) employee collective bargaining agreement or other
               contract with any labor union;

                      (iii) covenant not to compete (other than pursuant to any
               radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement) that materially impairs the operation of the business of the Companies and the Subsidiaries as presently conducted;

                      (iv) agreement, contract or other arrangement with (A)
               Seller or any affiliate of Seller (other than with any Company or Subsidiary) or (B) any officer, director or employee of any Company or Subsidiary or Seller or any affiliate of Seller;

                      (v) lease, sublease or similar agreement with any person
               (other than with any Company or Subsidiary) under which any Company or Subsidiary is a lessor or sublessor of, or makes available for use to any person (other than with any Company

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               or Subsidiary), (A) any Property or (B) any portion of any premises otherwise occupied by any Company or Subsidiary;

                      (vi) management, service, consulting or other similar type of contract, which has an aggregate future liability to any person (other than with any Company or Subsidiary) in excess of $10,000 and is not terminable by any Company or Subsidiary by notice of not more than 60 days for a cost of less than $10,000;

                      (vii) material license, option or other agreement relating in whole or in part to the Intellectual Property set forth in
               Schedule 5(k) (including any license or other agreement under which any Company or Subsidiary is licensee or licensor of any such Intellectual Property) or to trade secrets, confidential information or proprietary rights of any Company or Subsidiary or any other person;

                      (viii) agreement, contract or other instrument under which any Company or Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than any Company or Subsidiary) or any other note, bond, debenture or other evidence of indebtedness issued to any person (other than to or by any Company or Subsidiary);

                      (ix) agreement, contract or other instrument (other than
               any agreement described in clause (i) of this Section 5(l)) under which (A) any person (including any Company or Subsidiary) has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Company or Subsidiary or (B) any Company or Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

                      (x) agreement, contract or other instrument (other than
               any agreement described in clause (i) of this Section 5(l)) under which any Company or Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than any Company or Subsidiary);

                      (xi) mortgage, pledge, security agreement, deed of trust
               or other instrument granting a lien or other encumbrance upon any Property, which lien or other encumbrance is set forth in
               Schedule 5(i) or 5(j);

                      (xii) agreement or instrument providing for
               indemnification of any person with respect to liabilities relating to any current or former business of any Company or Subsidiary or any predecessor person; or

                      (xiii) other agreement, contract, lease, license,
               commitment or instrument to which any Company or Subsidiary is a party or by or to which it or any of its assets or business is bound or subject which has an aggregate future liability (other than any

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               lawsuit, claim or liability related to any policy for which
               Western is the insurer or the reinsurer) to any person (other than any Company or Subsidiary) in excess of $10,000 and is not terminable by any Company or Subsidiary by notice of not more than 60 days for a cost of less than $10,000.

Except as set forth in Schedule 5(l), all agreements, contracts, leases, licenses, commitments or instruments of any Company or Subsidiary listed in the Schedules hereto (collectively, the "Contracts") are valid, binding and in full force and effect and are enforceable by the relevant Company or Subsidiary in accordance with its terms. Except as set forth in Schedule 5(l), the Companies and the Subsidiaries have performed all obligations required to be performed by them to date under the Contracts and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and, to the knowledge of Seller, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder except for such breaches or defaults that would not have a Material Adverse Effect.

               (m) Litigation. Schedule 5(m) sets forth a list as of the date of this Agreement of all pending lawsuits or claims, with respect to which Seller, any Company or any Subsidiary has been contacted in writing by counsel for the plaintiff or claimant, against any Company or any Subsidiary or any of their respective properties, assets, operations or businesses, other than any lawsuit, claim or liability related to any policy for which Western is the insurer or the reinsurer. Except as set forth in Schedule 5(m), none of the lawsuits or claims listed in
        Schedule 5(m) as to which there is at least a reasonable possibility of adverse determination would have, if so determined, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Seller, except as set forth in Schedule 5(m), neither any Company nor any Subsidiary is a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its respective properties, assets, operations or business. Except as set forth in Schedule 5(m), there is no lawsuit or claim by any Company or Subsidiary pending, or which any Company or Subsidiary intends to initiate, against any other person. Except as set forth in Schedule 5(m), to the knowledge of Seller, there is no pending or threatened investigation of any Company or Subsidiary by any Governmental Entity.

               (n) Insurance. Seller or the Companies and the Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in Seller's judgment, reasonable for the business and assets of the Companies and the Subsidiaries. The insurance policies maintained with respect to the Companies and the Subsidiaries and their respective assets and properties are listed in Schedule 5(n). All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

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               (o)    Benefit Plans.

                      (i) Schedule 5(o) contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase, deferred compensation plans or arrangements and other employee fringe benefit plans (all the foregoing being herein called "Benefit Plans") maintained, or contributed to, by Seller, any Company or any Subsidiary for the benefit of any officers or employees of any Company or Subsidiary. Seller has made available to Buyer true, complete and correct copies of (A) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (B) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Benefit Plan for which such a summary plan description is required and (D) each trust agreement and group annuity contract relating to any Benefit Plan. No Benefit Plan is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA), and no Benefit Plan is subject to Title IV of ERISA, Section 412 of the Code, or
               Section 302 of ERISA. None of the Companies or Subsidiaries has any outstanding liability (contingent or otherwise) with respect to (1) a "defined benefit plan" (as defined in Section 3(35) of ERISA) or a "multiemployer plan" (as defined in Section 3(37) of ERISA) that has been sponsored, maintained or contributed to by the Seller, the Companies, the Subsidiaries or any Commonly Controlled Entity (as such term is defined in Section 5(o)(v)) or
               (2) an employee welfare benefit plan that provides medical or life insurance benefits to retirees (other than pursuant to Section 601 et.seq. of ERISA).

                      (ii) Each Benefit Plan has been administered in accordance with its terms, except where the failure to so administer a Benefit Plan, individually or in the aggregate, would not have a Material Adverse Effect. The Companies and all the Benefit Plans are in compliance with the applicable provisions of ERISA and the Code, except where the failure to be in such compliance, individually or in the aggregate, would not have a Material Adverse Effect.

                      (iii) Except as set forth in Schedule 5(o) and except for
               the failure to make a contribution or payment that, individually or in the aggregate, would not have a Material Adverse Effect, all contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the Benefit Plans have been timely made.

                      (iv) No "prohibited transaction" (as defined in Section
               4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan and that could subject any Company or Subsidiary or any of their employees, or, to the knowledge of Seller, a trustee, administrator or other fiduciary of any trusts created under any Benefit Plan to the tax or penalty on prohibited transactions

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               imposed by Section 4975 of ERISA or the sanctions imposed under
               Title I of ERISA, except for prohibited transactions that, individually or in the aggregate, would not have a Material Adverse Effect. Neither Seller nor any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject any Company or Subsidiary to any liability for breach of fiduciary duty under ERISA or any other applicable law, except for such transactions, actions and failures that, individually or in the aggregate, would not have a Material Adverse Effect.

                      (v) With respect to any employee benefit plan, within the
               meaning of Section 3(3) of ERISA, which is not listed in Schedule 5(o) but which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by Seller or any corporation, trade, business or entity under common control with any Company or any Subsidiary, within the meaning of Section 414(b), (c), (m), or
               (o) of the Code or Section 4001 of ERISA ("Commonly Controlled Entity"), (A) no withdrawal liability, within the meaning of
               Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the Pension Benefit Guaranty Corporation has been incurred by Seller or any Commonly Controlled Entity, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (D) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

               (p) Absence of Changes or Events. Except as set forth in Schedule 5(p), since June 30, 1997, there has not been any material adverse change in the business, assets, financial condition or results of operations of the Companies and the Subsidiaries, taken as a whole, other than changes relating to United States or foreign economies in general or the Companies' and the Subsidiaries' industries in general and not specifically relating to any Company or Subsidiary. Buyer acknowledges that there may have been disruption to the Companies' and the Subsidiaries' business as a result of the announcement by Seller of its intention to sell the Companies (and there may be disruption to the Companies' and the Subsidiaries' business as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby), and Buyer agrees that such disruptions do not and shall not constitute a breach of this Section 5(p). Seller is not aware of any such disruption, and Seller agrees that Seller will notify Buyer of any such disruption of which it may become aware. Except as set forth in
        Schedule 5(p), since June 30, 1997, Seller has caused the business of the Companies and the Subsidiaries to be conducted, in all material respects, in the ordinary course consistent with past practices, and neither any Company nor any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6(b).

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               (q)    Compliance with Applicable Laws; Environmental Matters.

                      (i) The Companies and the Subsidiaries are in compliance
               with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity ("Applicable Laws"), except for instances of noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect. This
               Section 5(q)(i) does not relate to matters with respect to environmental matters, which are the subject of Section 5(q)(ii).

                      (ii) None of the Companies or the Subsidiaries have had
               any environmental liability asserted against it by any third party, including without limitation, any federal, state or local governmental authority, that has had or which could reasonably be expected to have a Material Adverse Effect.

               (r) Employee and Labor Matters. Except as set forth in Schedule 5(r), (i) there is not and there has not been, any labor strike, dispute, work stoppage or lockout pending, or, to the knowledge of Seller, threatened, against any Company or Subsidiary; (ii) to the knowledge of Seller, no union organizational campaign is in progress with respect to the employees of any Company or Subsidiary and no question concerning representation exists respecting such employees;
        (iii) neither any Company nor Subsidiary is engaged in any unfair labor practice; (iv) there is no unfair labor practice charge or complaint against any Company or Subsidiary pending, or, to the knowledge of Seller, threatened, before the National Labor Relations Board; (v) there are no pending, or, to the knowledge of Seller, threatened, union grievances against any Company or Subsidiary as to which there is a reasonable possibility of adverse determination and that, if so determined, individually or in the aggregate, would have a Material Adverse Effect; (vi) there are no pending, or, to the knowledge of Seller, threatened, charges against any Company or Subsidiary or current or former employee of any Company or Subsidiary before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; (vii) there are no pending, or to the knowledge of Seller, threatened charges or complaints against any Company or Subsidiary under the federal Occupational Health and Safety Act; and (viii) none of Seller, the Companies or the Subsidiaries has received written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of any Company or Subsidiary and, to the knowledge of Seller, no such investigation is in progress.

               (s) Licenses; Permits. Schedule 5(s) sets forth a true and complete list of all licenses, permits and authorizations issued or granted to the Companies and the Subsidiaries by Governmental Entities which are necessary or desirable for the conduct of the business of the Companies and the Subsidiaries. Except as set forth in Schedule 5(s) or as would not have a Material Adverse Effect, all such licenses, permits and authorizations are validly held by the relevant Company or Subsidiary, the Companies and the Subsidiaries have complied in all respects with all terms and conditions thereof and the same will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                            STOCK PURCHASE AGREEMENT
                                      -18-



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               (t) Regulatory Filings. The Companies and the Subsidiaries have filed or otherwise provided all reports, data, registrations, filings, other information and applications required to be filed with or otherwise provided to the insurance regulatory commissions, agencies or authorities of all jurisdictions in which they are authorized to do business as an insurer, and all other Governmental Entities with jurisdiction over such Companies and Subsidiaries or any of their operations, and all required regulatory approvals in respect thereof are in full force and effect on the date hereof, except for failures to file or otherwise provide reports, data, registrations, filings, or other information or applications, if any, which singly, or in the aggregate, do not have a Material Adverse Effect. All such regulatory filings were in compliance, in all material respects, with applicable law when filed, and no deficiencies have been asserted by any such Governmental Entity with respect to such regulatory filings that have not been satisfied or otherwise would not result in a Material Adverse Effect.

               (u) Insurance Business. All policies of insurance issued by the Companies and the Subsidiaries as now in force are, to the extent required under applicable law, on forms which have been approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection. Any premium rates required to be filed with or approved by insurance regulatory authorities have been so filed or approved and premiums charged conform thereto. The foregoing representations contained in this Section 5(u) shall not apply with respect to the absence of any approval or filing which would not have a Material Adverse Effect.

               (v) Transactions with Affiliates. Except as set forth in Schedule 5(v), none of the agreements, contracts or other arrangements set forth in Schedule 5(l) between any Company or Subsidiary, on the one hand, and Seller or any of its affiliates (other than any Company or Subsidiary), on the other hand, will continue in effect subsequent to the Closing. Except as set forth in Schedule 5(v), after the Closing neither Seller nor any of its affiliates will have any interest in any property (real or personal, tangible or intangible) or contract used in or pertaining to the business of the Companies or the Subsidiaries. Neither Seller nor, to the knowledge of Seller, any of its affiliates has any direct or indirect ownership interest in any person (other than a Subsidiary) in which any Company or Subsidiary has any direct or indirect ownership interest or with which any Company or Subsidiary competes or has a business relationship. Except as set forth in Schedule 5(v), Seller provides no services to any of the Companies or the Subsidiaries.

               (w) Corporate Name. Except as set forth in Schedule 5(w), to the knowledge of Seller, the Companies and the Subsidiaries (i) have the exclusive right to use their respective names as the name of a corporation in any jurisdiction in which such Company or Subsidiary does business and (ii) have not received any notice of conflict with respect to the rights of others regarding the corporate names of the Companies and the Subsidiaries. Except as set forth in Schedule 5(w), to the knowledge of Seller, no person is presently authorized by Seller, the Companies or the Subsidiaries to use the name of any Company or Subsidiary. Seller has previously made available to Buyer copies of any documents in the possession of Seller granting any authorizations of the type referred to in the previous sentence.

                            STOCK PURCHASE AGREEMENT
                                      -19-



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               (x) Private Offering. Neither Seller, any of its affiliates nor anyone acting on its or their behalf has issued, sold or offered any security of the Companies to any person under circumstances that would cause the issuance and sale of the Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). Neither Seller, any of its affiliates nor anyone acting on its or their behalf will offer the Shares or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make the issuance and sale of the Shares subject to the registration requirements of Section 5 of the Securities Act. Assuming the representations of Buyer contained in Section 7(c) are true and correct, the issuance, sale and delivery of the Shares hereunder are exempt from the registration and prospectus delivery requirements of the Securities Act.

               6. Covenants of Seller.  Seller covenants and agrees as follows:

               (a) Access. Prior to the Closing, Seller shall, and shall cause each Company and Subsidiary to, give Buyer and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of each Company and Subsidiary; provided, however, that such access does not unreasonably disrupt the normal operations of Seller, the Companies or the Subsidiaries.

               (b) Ordinary Conduct. Except as set forth in Schedule 6(b) or otherwise expressly permitted by the terms of this Agreement, from the date hereof to the Closing, Seller shall cause the business of the Companies and the Subsidiaries to be conducted, in all material respects, in the ordinary course consistent with past practices and shall make all reasonable efforts consistent with past practices to preserve their relationships with customers and others with whom any Company or any Subsidiary deals; provided that Seller shall not be obligated to, directly or indirectly, provide any funds to any Company or Subsidiary. Seller shall not, and shall not permit any Company or Subsidiary to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the purchase and sale of the Shares set forth in Section 4(a) not being satisfied. In addition, except as set forth in Schedule 6(b) or otherwise expressly permitted by the terms of this Agreement, Seller shall not permit any Company or Subsidiary to do any of the following without the prior written consent of Buyer:

                      (i) amend its Certificate of Incorporation or Bylaws;

                      (ii) declare or pay any dividend or make any other
               distribution to its stockholders whether or not upon or in respect of any shares of its capital stock; provided, however, that (A) dividends and distributions may continue to be made by the Subsidiaries to the Companies and (B) the Companies may declare the Galtney Distribution to Seller;

                      (iii) redeem or otherwise acquire any shares of its
               capital stock or issue any capital stock (except upon the exercise of outstanding options) or any option, warrant

                            STOCK PURCHASE AGREEMENT
                                      -20-



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               or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

                      (iv) adopt or amend in any material respect any Benefit
               Plan or collective bargaining agreement, except as required by law;

                      (v) grant to any executive officer or employee any
               increase in compensation or benefits, except in the ordinary course of business consistent with past practice or as may be required under existing agreements and except for any increases for which Seller shall be solely obligated;

                      (vi) incur or assume any liabilities, obligations or
               indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice; provided that in no event shall any Company or Subsidiary incur, assume or guarantee any long-term indebtedness for borrowed money;

                      (vii) permit, allow or suffer any of its assets to become
               subjected to any mortgage, lien, security interest, encumbrance, easement, covenant, right-of-way or other similar restriction;

                      (viii) cancel any indebtedness (individually or in the
               aggregate) or waive any claims or rights of substantial value;

                      (ix) except for dividends and distributions permitted
               under clause (ii) above and intercompany transactions in the ordinary course of business, pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Seller or any of its affiliates (other than the Companies and the Subsidiaries); provided, however, that Western may repay the Surplus Debenture;

                      (x) make any change in any method of accounting or
               accounting practice or policy other than those required by United States generally accepted accounting principles;

                      (xi) make any change in actuarial methods for maintaining
               reserves or otherwise take any action with respect to reserves other than consistent with past practices as reflected in the Unaudited June 30, 1997 GAAP Financial Statements and the Western Indemnity Insurance Company Analysis of Loss and Loss Adjustment Expense Reserves as of December 31, 1996, prepared by Milliman & Robertson, Inc.;

                      (xii) acquire by merging or consolidating with, or by
               purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division

                            STOCK PURCHASE AGREEMENT
                                      -21-



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               thereof or otherwise acquire any assets other than in the
               ordinary course of business consistent with past practices;

                      (xiii) make or incur any capital expenditure that is not
               currently approved in writing or budgeted and which, individually, is in excess of $10,000 or make or incur any such expenditures which, in the aggregate, are in excess of $50,000;

                      (xiv) sell, lease or otherwise dispose of any of its
               assets except in the ordinary course of business consistent with past practice;

                      (xv) enter into any lease of real property, except any
               renewals of existing leases in the ordinary course of business;

                      (xvi) adversely change the quality of any Company's
               invested assets as referred to on line 9 of page 2 of the National Association of Insurance Commissioner's Annual Statement (the "Invested Assets") from those reflected on the unaudited statutory balance sheet of Western as of June 30, 1997, and the related unaudited statutory statement of income and changes in capital and surplus and cash flows for the six months then ended, which previously have been furnished to Buyer, except as contemplated by Section 3(a); or

                      (xvii) agree, whether in writing or otherwise, to do any
               of the foregoing.

               (c) Financial Statements and Reserve Analysis. As soon as reasonably practicable, and in no event less than 10 days prior to the Closing Date, Seller shall deliver to Buyer the Audited December 31, 1996 GAAP Financial Statements, the Audited September 30, 1997 GAAP Financial Statements, the Audited September 30, 1997 SAP Financial Statements and the Western Indemnity Insurance Company Analysis of Loss and Loss Adjustment Expense Reserves as of September 30, 1997, to be prepared by Milliman & Robertson, Inc.

               (d) Confidentiality. Seller shall keep confidential, and cause its affiliates and instruct its and their officers, directors, employees and advisors to keep confidential, all information relating to the Companies and the Subsidiaries and their business, except as required by law or administrative process and except for information which is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this
        Section 6(d); provided, however, that notwithstanding this Section 6(d) Seller and its affiliates and their officers, directors, employees and advisors shall be permitted to use all information relating to the operations of the brokerage aspect of the business of the Companies and the Subsidiaries. The covenant set forth in this Section 6(d) shall terminate three years after the Closing Date.

               (e) Insurance. Seller shall keep, or cause to be kept, all insurance policies set forth in Schedule 5(n), or suitable replacements therefor, in full force and effect through the close of business on the Closing Date. Any and all additional insurance policies maintained

                            STOCK PURCHASE AGREEMENT
                                      -22-



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





        with respect to the Companies and the Subsidiaries and their respective assets and properties are owned and maintained by Seller and its affiliates (other than the Companies and the Subsidiaries). None of Buyer, any Company or any Subsidiary will have any rights under any such additional insurance policies from and after the Closing Date.

               (f) Assignment of Confidentiality Agreements. On the Closing Date, Seller shall assign to Buyer its rights under all confidentiality agreements entered into by Seller with any person in connection with the proposed sale of the Companies to the extent such rights relate to the Companies and the Subsidiaries. Copies of such confidentiality agreements shall be provided to Buyer three days prior to the Closing Date.

               (g) Resignations. On the Closing Date, Seller shall cause to be delivered to Buyer duly signed resignations (from the applicable board of directors), effective immediately after the Closing, of all directors of each Company and Subsidiary and shall take such other action as is necessary to accomplish the foregoing.

               (h) Supplemental Disclosure. Seller shall have the continuing obligation until the Closing promptly to supplement or amend the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Schedules; provided, however, that for the purpose of the rights and obligations of the parties hereunder and subject to the provisions of Section 4(c), any such supplemental or amended Schedule shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed in writing by Buyer.

               (i) Certain Licenses and Permits. Seller covenants that all licenses, permits and authorizations which are held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of any Company or Subsidiary shall be duly and validly transferred to such Company or Subsidiary without consideration prior to the Closing and that the warranties, representations, covenants and conditions contained in this Agreement shall apply to the same as if held by such Company or Subsidiary as of the date hereof.

               (j) Non-Competition. For a period of three years from the Closing, Seller and its subsidiaries shall not, and shall cause each of its controlled affiliates not to, directly or indirectly:

                      (i) engage in activities or businesses which are
               substantially in competition with the Company and the Subsidiaries ("Competitive Activities"); and

                      (ii) perform any action, activity or course of conduct
               which is substantially detrimental to the Companies' and the Subsidiaries' business or business reputation ("Detrimental Activities"), including (A) soliciting, recruiting or hiring any employees of any Company or Subsidiary or persons who have worked for any Company or Subsidiary and (B) soliciting or encouraging any employee of any Company or Subsidiary to leave the employment of any Company or Subsidiary.

                            STOCK PURCHASE AGREEMENT
                                      -23-



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               Notwithstanding anything to the contrary contained in this
Section 6(j), Buyer hereby agrees that the foregoing covenant shall not be deemed breached as a result of (i) the ownership by Seller or any affiliate of Seller of less than 50% of the equity of any person which engages, directly or indirectly, in Competitive Activities; provided, however, that the total investment of Seller or such affiliate by way of capital commitment, loan and/or guarantee of indebtedness may not exceed $10.0 million, (ii) (A) the ownership by Seller of 100% of the equity of any person, (B) the ownership by Seller of an interest in any controlled affiliate (whether through stock ownership, stockholders agreement, management agreement or otherwise) or (C) the formation by Seller of any insurance company; provided, however that any person specified in clause (A), (B) or (C) may only write insurance business which any Company or Subsidiary elects not to write under its right of first refusal pursuant to
Section 9(g) or any other insurance business which Buyer and Seller agree shall not breach this Section 6(j) or (iii) any sale or transfer of stock or assets by Seller or any of its Subsidiaries to, or any merger or other consolidation of Seller or any of its Subsidiaries with, any person which engages, directly or indirectly, in Competitive Activities.

               (k) Repayment of Surplus Debenture. Prior to Closing, Western shall repay the surplus debenture (the "Surplus Debenture") issued effective December 29, 1995 to GHI in the original amount of $5.5 million.

               (l) Non-Piracy Agreements. Seller agrees to cause non-piracy agreements in the form of Exhibit E to be distributed to all employees of the Companies for execution by such employees.

               (m) Schedule of Invested Assets. No later than five business days prior to the Closing Date, Seller shall deliver to Buyer an updated schedule of Invested Assets of the Companies as of a date three business days prior to the delivery of the updated schedule.

               7. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

               (a) Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

               (b) No Conflicts; Consents. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof shall not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any

                            STOCK PURCHASE AGREEMENT
                                      -24-



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





        lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of Buyer or any subsidiary of Buyer under, any provision of (i) the Certificate of Incorporation or By-laws of Buyer or the comparable governing instruments of any subsidiary of Buyer, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Buyer or any subsidiary of Buyer is a party or by which any of their respective properties or assets are bound or (iii) any judgment, order, or decree, or statute, law, ordinance, rule or regulation applicable to Buyer or any subsidiary of Buyer or their respective properties or assets , other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Buyer or any of its subsidiaries or their respective affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (I) compliance with and filings under the HSR Act, if applicable, (II) compliance with and filings under any applicable state insurance or insurance holding company laws and (III) those which if not obtained would have no material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

               (c) Securities Act. The Shares purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyer shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

               (d) Actions and Proceedings, etc. There are no (i) outstanding judgments, orders, injunctions or decrees of any Governmental Entity or arbitration tribunal against Buyer or any of its affiliates, (ii) lawsuits, actions or proceedings pending or, to the knowledge of Buyer, threatened against Buyer or any of its affiliates, or (iii) investigations by any Governmental Entity which are, to the knowledge of Buyer, pending or threatened against Buyer or any of its affiliates, and which, in the case of each of clauses (i), (ii) and (iii), have or could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

               (e) Availability of Funds. Buyer has cash available or has existing borrowing facilities which together are sufficient to enable it to consummate the transactions contemplated by this Agreement. True and correct copies of any such facilities and commitments have been provided to Seller. The financing required to consummate the transactions contemplated hereby is collectively referred to as the "Financing". As of the date hereof, Buyer has no reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available on a timely basis for the transactions contemplated by this Agreement.

               (f) No Knowledge of Misrepresentations or Omissions. Buyer has no knowledge that the representations and warranties of Seller made in this Agreement qualified as to

                            STOCK PURCHASE AGREEMENT
                                      -25-



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        materiality are not true and correct, or that those not so qualified are not true and correct in all material respects, and Buyer has no knowledge of any material errors in, or material omissions from, the Schedules to this Agreement. Buyer has received or been afforded the opportunity to review prior to the date hereof all written materials which Seller was required to deliver or make available, as the case may be, to Buyer pursuant to this Agreement on or prior to the date hereof.

               8. Covenants of Buyer. Buyer covenants and agrees as follows:

               (a) Confidentiality. Buyer acknowledges that the information being provided to it in connection with the purchase and sale of the Shares and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement dated April 5, 1997, between Buyer and Seller (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Companies and the Subsidiaries; provided that Buyer acknowledges that any and all other information provided to it by Seller or Seller's representatives concerning Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

               (b) No Additional Representations. Buyer acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Companies and the Subsidiaries which it and its representatives have desired or requested to see and/or review, and that it and its representatives have had a full opportunity to meet with the officers and employees of Seller, the Companies and the Subsidiaries to discuss the businesses and assets of the Companies and the Subsidiaries. Buyer acknowledges that none of Seller, any Company, any Subsidiary or any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Companies and the Subsidiaries furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement or the Schedules hereto and none of Seller, any Company, any Subsidiary or any other person shall have or be subject to any liability to Buyer or any other person resulting from the distribution to Buyer, or Buyer's use of, any such information, including the DLJ Confidential Memorandum and any information, documents or material made available to Buyer in certain "data rooms", management presentations or in any other form in expectation of the transactions contemplated hereby.

               (c) Employment Agreements. Buyer acknowledges that certain senior employees of the Companies are parties to the agreements described on
        Schedule 8(c). Buyer agrees to assume any and all obligations of the Companies and Seller to the employees under such agreements, including without limitation any payment obligations.

               (d) Agreement with Western Litigation Services Inc. Prior to the Closing Date, Buyer shall enter into an agreement with Western Litigation Services Inc. ("WLS") for a term of at least one year, providing for services to be rendered by WLS to Buyer, at a rate

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                                      -26-



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





        acceptable to Buyer; provided, however, that if Buyer and WLS have not entered into such agreement prior to the Closing Date, then Buyer shall pay WLS for its services for a period of 90 days following the Closing Date at the existing contractual rate of $20,000 per month as set forth in the agreement between Western and WLS set forth on Schedule 5(l).

               9. Mutual Covenants. Each of Seller and Buyer covenants and agrees as follows:

               (a) Cooperation. Buyer and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of 60 days after the Closing to ensure the orderly transition of the Companies and the Subsidiaries from Seller to Buyer and to minimize any disruption to the respective businesses of Seller, Buyer or the Companies and the Subsidiaries that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Buyer and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Companies and the Subsidiaries as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax returns, reports or forms or the defense of any tax claim or assessment. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 9(a). Neither party shall be required by this Section 9(a) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Buyer, the business or operations of any Company or Subsidiary).

               (b) Publicity. Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

               (c) Best Efforts. Subject to the terms and conditions of this Agreement (including the provisions set forth in Section 9(d)), each party shall use its reasonable best efforts to cause the Closing to occur. Without limiting the foregoing or the provisions set forth in
        Section 9(d), Buyer and Seller shall use their respective best efforts to cause the Closing to occur on or prior to December 1, 1997.

               (d) Filings with Governmental Entities. (i) Each of Seller and Buyer shall as promptly as practicable, but in no event later than ten business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such

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        notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of Buyer and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Seller and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and, shall comply promptly with any such inquiry or request. Each of Seller and Buyer shall use its best efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Shares.

                      (ii) (A) Buyer shall file a Form A with the Texas
               Department of Insurance within ten business days following the execution of this Agreement and (B) each of Seller and Buyer shall as promptly as practicable make any other filings under any applicable state insurance or insurance holding company laws, if any, required in connection with the transactions contemplated hereby.

               (e) Records. On the Closing Date, Seller shall deliver or cause to be delivered to Buyer all agreements, documents, books, records and files (collectively, "Records"), if any, in the possession of Seller relating to the business and operations of the Companies and the Subsidiaries to the extent not then in the possession of the Companies and the Subsidiaries, subject to the following exceptions:

                      (i) Buyer recognizes that certain Records may contain
               incidental information relating to the Companies and the Subsidiaries or may relate primarily to subsidiaries or divisions of Seller other than the Companies and the Subsidiaries, and that Seller may retain such Records and shall provide copies of the relevant portions thereof to Buyer;

                      (ii) Seller may retain all Records prepared in connection
               with the sale of the Shares, including bids received from other parties and analyses relating to the Companies and the Subsidiaries; and

                      (iii) Seller may retain any tax returns, reports or forms, and Buyer shall be provided with copies of such returns, reports or forms only to the extent that they relate to the Companies' and the Subsidiaries' separate returns or separate tax liability.

               (f) Support Services. Seller provides the Companies and the Subsidiaries with certain support services, including payroll and human resources, legal, tax and benefit plan administration. Buyer acknowledges that all such support services will be terminated as of the Closing Date; provided, however, that at Buyer's request, Seller shall continue to provide such services for a period of up to 60 days following the Closing Date, and Buyer shall reimburse Seller for costs associated therewith in an amount equal to $100,000 per month, plus any out-of-pocket expenses directly incurred by or on behalf of Buyer, the Companies or the Subsidiaries.

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               (g) Ongoing Relationship between Seller and Buyer. For a period of three years from the Closing Date, (i) Seller shall give Buyer the opportunity to quote on substantially all new business produced by Seller generally classified as medical professional liability, both primary and excess, including managed care and related E & O and D & O coverage, provider stop loss accounts and workers' compensation coverage for health care providers or entities, (ii) Seller shall give Buyer a right of first refusal (for a period of 48 hours) on the renewal of all business written with Western which is in effect on the Closing Date and
        (iii) Western shall continue its existing fronting arrangement at the same fronting fee for Columbia/HCA (Healthcare Indemnity) and (iv) Buyer shall maintain an office in Houston, Texas ; provided, however, that if a customer or prospective customer of GGI or any of its subsidiaries requests that its business not be renewed or written with Western, then GGI shall be released from its obligations under clauses (i), (ii) and
        (iii) of this Section 9(g). During such period, commissions on business produced by Seller shall be at a rate of 12.5% for new business, and commissions on renewal business shall remain at the rates in effect on the Closing Date; provided, however, that it is the intention of Buyer and Seller that commissions on new business produced by Seller in excess of $300,000 of premium shall be at a rate of 12.5%, but that if the parties mutually agree that obtaining such new business requires a lesser commission, the parties may negotiate a lesser commission which shall be mutually agreeable to Buyer and Seller. For a period of three years from the Closing Date, Seller shall continue to provide reinsurance brokerage services in accordance with the arrangements in effect on the Closing Date for any of the Companies' reinsurance programs in effect on the Closing Date which remain in effect after the Closing Date. If Buyer decides to change the terms of any of the Companies' reinsurance programs in effect on the Closing Date, Buyer shall give Seller a right of first refusal (for a period of ten business days) on such new reinsurance programs.

               10.    Employee Benefit Matters.

               (a) Benefit Plans. On or before the Closing Date, but effective immediately prior to the Closing, except as may be required to effect the transfer of interests under Seller's 401(k) Plan as provided in
        Section 10(c), Seller shall cause each Company and each Subsidiary to
        (i) cease to be sponsors and/or adopting employers under each Benefit Plan listed on Schedule 5(o) and (ii) transfer all of their respective obligations and liabilities relating to the Benefit Plans listed on
        Schedule 5(o) to Seller and/or one or more of its subsidiaries designated by Seller (other than any Company or any Subsidiary). Seller shall indemnify Buyer against any liability existing under or relating to a Benefit Plan as of the Closing Date, including, without limitation, any liability arising under a defined benefit or multiemployer plan which is, or has been, sponsored, maintained or contributed to by any Commonly Controlled Entity.

               (b) Buyer's Plans. Effective as of the Closing Date, Buyer shall cause each individual who is employed by any Company or any Subsidiary as of the Closing (a "Continued Employee") to be provided with benefits on a basis substantially similar to the benefits generally provided to Buyer's employees consistent with Buyer's normal practice. Buyer shall cause each Continued Employee and his or her eligible dependents (including,

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        without limitation, all such Continued Employee's dependents covered immediately prior to the Closing Date by a group health plan listed on
        Schedule 5(o)) to be covered under a group health plan that (i) provides medical and dental benefits to the Continued Employee and such eligible dependents effective immediately upon the Closing, (ii) credits such Continued Employee, for the year during which such coverage under such group health plan begins, with any deductibles and copayments already incurred during such year under Seller's group health plan, and (iii) provided the Continued Employee was covered under Seller's group health plan on the Closing Date, waives any preexisting condition restrictions to the extent necessary to provide immediate coverage. Buyer shall cause the employee benefit plans and programs maintained as of the Closing by Buyer, the Companies and the Subsidiaries to recognize each Continued Employee's years of service and level of seniority prior to the Closing Date with Seller, the Companies and their respective subsidiaries for purposes of terms of employment and eligibility, vesting and benefit determination under such plans and programs (other than benefit accruals under any defined benefit pension plan). If any employee benefit plan or program covering Continued Employees is established by Buyer, a Company or a Subsidiary after the Closing Date and such plan or program recognizes service with Buyer for eligibility, vesting, benefit eligibility or benefit accrual purposes, then such plan or program shall likewise recognize service with Seller, the Companies and the Subsidiaries for each similarly situated Continued Employee.

               (c) 401(k) Plans. As soon as practicable following the Closing Date, Seller shall cause to be transferred from the trustees of the Galtney Group, Inc. 401(k) Plan ("Seller's 401(k) Plan") to the trustees of the Frontier Insurance Group, Inc. 401(k) Profit Sharing Plan ("Buyer's 401(k) Plan") an amount in cash equal to the aggregate account balances of the Continued Employees under Seller's 401(k) Plan determined as of the transfer date (which shall be a valuation date) in accordance with the methods of valuation set forth in Seller's 401(k) Plan; provided, however, that to the extent any Continued Employee owes any amount to Seller's 401(k) Plan pursuant to the terms of a loan from such plan to such Continued Employee, an in-kind transfer of such loan shall be made in lieu of the transfer of cash. From and after the date of such transfer, Buyer shall cause Buyer's 401(k) Plan to assume the obligations of Seller's 401(k) Plan with respect to benefits accrued by the Continued Employees under Seller's 401(k) Plan, and Seller's 401(k) Plan shall cease to be responsible therefor. Buyer and Seller shall cooperate in making all appropriate arrangements and filings, if any, in connection with the transfer described above. Further, Buyer and Seller shall cooperate and take such actions as are necessary to permit the continuation of loan repayments by Continued Employees to Seller's 401(k) Plan by payroll deductions during the period beginning on the Closing Date and ending on the date of the transfer described in this subsection. Seller represents, covenants and agrees with respect to Seller's 401(k) Plan, and Buyer represents, covenants and agrees with respect to Buyer's 401(k) Plan, that, as of the date of the transfer described in this subsection, such plan (i) will satisfy the requirements of Sections 401(a), (k), and (m) of the Code, (ii) will have received a favorable determination letter from the Internal Revenue Service regarding such qualified status and covering amendments required under the Tax Reform Act of 1986, the Unemployment Compensation Amendments of 1992, the Omnibus Reconciliation Act of 1993, and the final nondiscrimination regulations under Section 401(a)(4) of the Code, and

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        (iii) will have not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such qualified status.

               11. Further Assurances. From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the provisions of Sections 9(a), 9(d) and 9(e)), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

               12. Indemnification.

               (a) Tax Indemnification. Except as provided in Section 13(e), Seller shall indemnify Buyer and its affiliates (including the Companies and the Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from all liability (except as reflected on the Closing Date Balance Sheet) (i) for Taxes of the Companies and the Subsidiaries for the Pre-Closing Tax Period, (ii) for Taxes of Seller or any other corporation (as a result of Treasury Regulation 'SS' 1.1502-6(a) or otherwise) which is or has been affiliated with Seller (other than the Companies or any of the Subsidiaries), (iii) for Taxes resulting from the Section 338(g) and 338(h)(10) elections (or any comparable elections under state or local Tax law) contemplated by Section 12(a) of this Agreement, (iv) for Taxes with respect to any pre-Closing period resulting from the Companies and any Subsidiaries ceasing to be included in the consolidated Federal income Tax return filed by Seller including, without limitation, any Taxes attributable to the restoration of a "deferred intercompany transaction" within the meaning of Treasury Regulations Section 1.1502-13(a)(2) and the recognition of excess loss accounts, (v) for Taxes imposed on the Companies or any Subsidiaries directly or indirectly arising out of, resulting from, or attributable to any transaction contemplated by this Agreement to be performed by Seller, the Companies or any Subsidiaries on or prior to the Closing Date, including but not limited to the Section 338(h)(10) election and the Galtney Distribution, and (vi) for reasonable legal fees and expenses for any item attributable to any item in clause (i), (ii),
        (iii), (iv) or (v) above. Notwithstanding the foregoing, Seller shall not indemnify and hold harmless Buyer and its affiliates, and each of their respective officers, directors, employees and agents, from any liability for Taxes attributable to any action taken after the Closing by Buyer, any of its affiliates (including any of the Companies or Subsidiaries), or any transferee of Buyer or any of its affiliates (other than any such action expressly required by applicable law or by this Agreement) (a "Buyer Tax Act") or attributable to a breach by Buyer of its obligations under this Agreement.

               Buyer shall, and shall cause the Companies and the Subsidiaries to, indemnify Seller and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from (i) all liability for Taxes of the Companies and the Subsidiaries for any taxable period ending after the Closing Date (except to the extent such taxable period began before the Closing Date, in which case Buyer's indemnity will cover only that portion of any such Taxes that are not for the Pre-Closing Tax Period), (ii) all liability for Taxes attributable

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to a Buyer Tax Act or to a breach by Buyer of its obligations under this
Agreement, and (iii) all liability for reasonable legal fees and expenses attributable to any item in clause (i) or (ii) above.

               In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"):

                      (i) real, personal and intangible property Taxes
               ("property Taxes") of the Companies and the Subsidiaries for the Pre-Closing Tax Period shall be equal to the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

                      (ii) the Taxes of the Companies and the Subsidiaries
               (other than property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

               Seller's indemnity obligation in respect of Taxes for a Straddle Period shall initially be effected by its payment to Buyer of the excess of (x) such Taxes for the Pre-Closing Tax Period over (y) the sum of (i) the amount of such Taxes paid by Seller or any of its affiliates (other than any of the Companies or the Subsidiaries) at any time, (ii) the amount of such Taxes paid by the Companies or the Subsidiaries on or prior to the Closing Date and (iii) the amount of such Taxes reflected as a liability on the Closing Date Balance Sheet. Seller shall initially pay such excess to Buyer within 30 days after the return, report or form with respect to the final liability for such Taxes is required to be filed (or, if later, is actually filed). If the sum of (i) the amount of such Taxes paid by Seller or any of its affiliates (other than any of the Companies or the Subsidiaries) at any time, (ii) the amount of such Taxes paid by any of the Companies or the Subsidiaries on or prior to the Closing Date and (iii) the amount of such Taxes reflected as a liability on the Closing Date Balance Sheet exceeds the amount payable by Seller pursuant to the preceding sentence, Buyer shall pay to Seller the amount of such excess to the extent it exceeds any receivable for such Taxes recorded on the Closing Date Balance Sheet within 30 days after the return, report or form with respect to the final liability for such Taxes is required to be filed. The payments to be made pursuant to this paragraph by Seller or Buyer with respect to a Straddle Period shall be appropriately adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to Straddle Period Taxes.

               (b) Other Indemnification by Seller. Seller shall indemnify Buyer, its affiliates (including the Companies and the Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party (other than any relating to Taxes, for which indemnification provisions are set forth in Section 12(a)) to the extent arising from (i) any breach of any representation or warranty of Seller which survives the Closing contained in this Agreement or in any certificate delivered pursuant hereto and (ii) any breach of any covenant of Seller contained in this Agreement requiring performance

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        after the Closing Date; provided, however, that Seller shall not have any liability under clauses (i) and (ii) above until the aggregate of all losses, liabilities, costs and expenses relating thereto for which Seller would, but for this proviso, be liable exceeds on a cumulative basis $500,000 (the "Basket"), at which time Seller shall be liable for all such losses, liabilities, costs and expenses, in excess of the Basket; and provided further, however, that Seller shall not have any liability under clauses (i) and (ii) above for any breach if Buyer had knowledge of such breach at the time of the Closing; and provided further, however, that Seller's liability under clauses (i) and (ii) above shall in no event exceed $5.0 million (except that this proviso shall not apply to (x) any wilful breach of any covenant by Seller, (y) any breach of any representation or warranty contained in Section 5(c), 5(e) or 5(f), or (z) any liability asserted against the Companies or the Subsidiaries for actions taken by Seller or its affiliates relating solely to Seller or its affiliates (not including the Companies and the Subsidiaries) based upon a "piercing the corporate veil" theory of liability); and provided further, however, that Seller shall not have any liability under this Section 12(b) to the extent the liability or obligation arises as a result of any action taken or omitted to be taken by Buyer or any of its affiliates (including any officers or employees of the Companies and the Subsidiaries that are intended to have an equity interest or rights or options to obtain an equity interest in Buyer or its affiliates, including the Companies, following the Closing). For purposes of the indemnification provided by Seller pursuant to this Section 12(b) only and for no other purpose, the determination of whether there has been a breach of a representation or warranty shall be made without reference to the word "material" and the words "Material Adverse Effect" contained in such representation or warranty.

               Buyer acknowledges and agrees that, (i) other than the representations and warranties of Seller specifically contained in this Agreement, there are no representations or warranties of Seller either expressed or implied with respect to the transactions contemplated hereby, the Companies, the Subsidiaries or their respective assets, liabilities and business and (ii) it shall have no claim or right to indemnification pursuant to this Section 12 with respect to any information, documents or materials furnished by Seller or any of its officers, directors, employees, agents or advisors to Buyer, including the DLJ Confidential Memorandum and any information, documents or material made available to Buyer in certain "data rooms", management presentations or any other form in expectation of the transactions contemplated hereby.

               (c) Other Indemnification by Buyer. Buyer shall, and shall cause the Companies and the Subsidiaries to, indemnify Seller, its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party (other than any relating to Taxes, for which indemnification provisions are set forth in paragraph (a) of this Section 12) to the extent arising from (i) any breach of any representation or warranty of Buyer which survives the Closing contained in this Agreement or in any certificate delivered pursuant hereto, (ii) any breach of any covenant of Buyer contained in this Agreement requiring performance after the Closing Date, (iii) any guarantee or obligation to assure performance given or made by Seller or an affiliate of Seller with respect to any obligation of any Company or Subsidiary set forth in clause (iv) below,
        (iv) all obligations and liabilities of

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        whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, whether arising before, on or after the Closing Date, of any Company or Subsidiary, including any such obligations or liabilities contained in the Contracts or any agreement, lease, license, permit, plan or commitment that, because it fails to meet the relevant threshold amount or term, is not included within the definition of Contracts (in each case other than items for which indemnification is provided under
        Section 12(b)), or (v) any claim made against Seller or any of its subsidiaries or affiliates arising out of or related to an allegation that insurance coverage may not be afforded to the claimant as a result of circumstances related to the lack of an incident-sensitive trigger in a Western policy of insurance; provided, however, that Buyer shall not have any liability under clauses (i) and (ii) above for any breach if Seller had knowledge of such breach at the time of the Closing.

               (d) Losses Net of Insurance, etc. The amount of any loss, liability, claim, damage, expense or Tax for which indemnification is provided under this Section 12 shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such loss, liability, claim, damage, expense or Tax (collectively, a "Loss") and shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. Any indemnification payment hereunder shall initially be made without regard to this paragraph and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the indemnified party has actually realized such cost or benefit. For purposes of this Agreement, an indemnified party shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such indemnified party is increased above or reduced below, as the case may be, the amount of Taxes that such indemnified party would be required to pay but for the receipt of the indemnity payment or the incurrence or payment of such Loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the indemnified party's liability for Taxes and payments between Seller and Buyer to reflect such adjustment shall be made if necessary. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United States Federal income Tax purposes.

               (e) Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto (i) pursuant to Section 12(a), shall terminate at the time the applicable statutes of limitations with respect to the Tax liabilities in question expire (giving

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        effect to any extension thereof), (ii) pursuant to Sections 12(b)(i) and
        12(c)(i), shall terminate when the applicable representation or warranty terminates pursuant to Section 17 and (iii) pursuant to the other clauses of Sections 12(b) and 12(c) shall not terminate; provided, however, that as to clauses (i) and (ii) above such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim to the indemnifying party. Such notice shall (A) be signed by a proper representative of the indemnified party, (B) contain a description of the claim, (C) specify the amount of such claim and (D) state that, in the opinion of the signer thereof, such notice of claim is valid under the terms of Section 12 and is being given by the indemnified party in good faith.

               (f) Procedures Relating to Indemnification (other than under
        Section 12(a)). In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement (other than under Section 12(a)) in respect of, arising out of or involving a claim or demand made by any person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing of the Third Party Claim within 10 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Such notice shall (i) be signed by a proper representative of the indemnified party,
        (ii) contain a description of the claim, (iii) specify the amount of such claim and (iv) state that, in the opinion of the signer thereof, such notice of claim is valid under the terms of Section 12 and is being given by the indemnified party in good faith. Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

               If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above).

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               If the indemnifying party so elects to assume the defense of any
Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim.

               The indemnification required by Section 12(b) and 12(c) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred. All claims under Section 12(b) or 12(c) other than Third Party Claims shall be governed by Section 12(g). All Tax Claims (as defined in Section 12(h)) shall be governed by Section 12(h).

               (g) Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 12(b) or 12(c) that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 12(b) or 12(c), except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 30 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 12(b) or 12(c), such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 12(b) or 12(c) and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute.

               (h) Procedures Relating to Indemnification of Tax Claims. If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to Buyer, one of its affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives pursuant to Section 12(a), Buyer shall notify Seller in writing of such claim (a "Tax Claim"). If notice of a Tax Claim is not given to Seller

                            STOCK PURCHASE AGREEMENT
                                      -36-



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        within a sufficient period of time to allow Seller to effectively contest such Tax Claim, or in reasonable detail to apprise Seller of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, Seller shall not be liable to Buyer, any of its affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives to the extent that Seller's position is actually prejudiced as a result thereof.

               With respect to any Tax Claim (other than a Tax Claim relating solely to Taxes of any Company or Subsidiary for a Straddle Period), Seller shall control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. Seller and Buyer shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of any Company or Subsidiary for a Straddle Period.

               Buyer, each of the Companies and the Subsidiaries and each of their respective affiliates shall cooperate with Seller in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon Seller's request) the provision to Seller of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

               In no case shall Buyer, any of the Companies or the Subsidiaries or any of their respective officers, directors, employees, stockholders, agents or representatives settle or otherwise compromise any Tax Claim without Seller's prior written consent. Neither party shall settle a Tax Claim relating solely to Taxes of any Company or Subsidiary for a Straddle Period without the other party's prior written consent.

               (i) Mitigation. Buyer and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim or liability; provided that such party shall not be required to make such efforts if they would be detrimental in any material respect to such party. In the event that Buyer or Seller shall fail to make such commercially reasonably efforts to mitigate or resolve any claim or liability, then (unless the proviso to the foregoing covenant shall be applicable) notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any person for any loss, liability, claim, damage or expense that could reasonably be expected to have been avoided if Buyer or Seller, as the case may be, had made such efforts.

               13. Tax Matters. (a) Buyer shall (i) timely make an election under Section 338(g) of the Code (and any comparable election under state or local Tax law) with respect to each of the Companies and the Subsidiaries, (ii) join Seller in timely making an election under Section

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                                      -37-



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338(h)(10) of the Code (and any comparable election under state or local Tax law) with respect thereto and (iii) cooperate with Seller in the completion and timely filing of such elections in accordance with the provisions of Temporary Regulation 'SS' 1.338(h)(10) (or any comparable provisions of state or local Tax law) or any successor provision. Such cooperation shall include, but not be limited to, (x) the determination of the fair market value of the assets of the Companies and each Subsidiary, and the calculation of the adjusted gross-up basis, within the meaning of Treasury Regulation Section 1.338(b)-i; (y) the allocation the deemed purchase price among the acquired assets in accordance with all applicable rules and regulations under Section 338 of the Code; and (z) the preparation and timely filing of all Tax returns, including all forms or schedules necessary or appropriate to the Section 338(h)(10) election. No later than three months following the Closing Date, Buyer shall prepare and deliver to Seller a schedule (the "Price Allocation Schedule") allocating the modified ADSP (as such term is defined in Treasury Regulations Section 1.338(h)(10)-1.) among the assets of the Companies and the Subsidiaries in accordance with Treasury regulations promulgated under Section 338(h)(10). Any objection by Seller to the Price Allocation Schedule prepared by Buyer shall be raised within 60 business days after receipt by Seller of the Price Allocation Schedule. If Buyer and Seller are unable to resolve any differences within 60 business days thereafter, such dispute shall be resolved by the Accounting Firm (as defined in Section 3(c) of this Agreement) and, if necessary, a revised Price Allocation Schedule consistent with the determination made by the Accounting Firm shall be prepared by Buyer as soon as possible thereafter. In all events, the Price Allocation Schedule shall be finally prepared and agreed upon prior to eight months from the Closing Date. Buyer and Seller shall each pay one-half of the costs, fees and expenses of the Accounting Firm. The Price Allocation Schedule shall be binding (except to the extent items reflected thereon are adjusted pursuant to an examination by the Internal Revenue Service) on the parties hereto, and Seller and Buyer agree to act in accordance with such Schedule in the preparation, filing and audit of any Tax return.

               (b) For any taxable period of any of the Companies or the Subsidiaries that includes (but does not end on) the Closing Date, Buyer shall timely prepare and file with the appropriate authorities all Tax returns, reports and forms required to be filed and shall pay all Taxes due with respect to such returns, reports and forms; provided that Seller shall reimburse Buyer (in accordance with the procedures set forth in Section 12(a)) for any amount owed by Seller pursuant to
        Section 12(a) with respect to the taxable periods covered by such returns, reports or forms. For any taxable period of any of the Companies or the Subsidiaries that ends on or before the Closing Date, Seller shall timely prepare and file with the appropriate authorities all Tax returns, reports and forms required to be filed ("Seller Returns"), and shall pay all Taxes due with respect to such returns, reports and forms. If a Seller Return is required to be filed by a Company or a Subsidiary, Seller shall deliver such return to Buyer within 10 days of its due date and Buyer shall cause such return to be timely filed; provided, however, that Buyer shall not assume any liability with respect to the content of any such Seller Return. Buyer and Seller agree to cause the Companies and the Subsidiaries to file all Tax returns, reports and forms for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a return, report or form filed on that basis.

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               (c) Seller, each of the Companies and the Subsidiaries and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all returns, reports and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer and Seller recognize that Seller and its affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Companies and the Subsidiaries to the extent such records and information pertain to events occurring prior to the Closing Date, and that Buyer, the Companies and the Subsidiaries may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by Seller to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer agrees, and agrees to cause each of the Companies and the Subsidiaries, (i) to use its best efforts to properly retain and maintain such records until such time as Seller agrees that such retention and maintenance is no longer necessary, and (ii) to allow Seller and its agents and representatives (and agents or representatives of any of its affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as Seller may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at Seller's expense; and Seller agrees (i) to use its best efforts to properly retain and maintain its records until such time as Buyer agrees that such retention and maintenance is no longer necessary, and (ii) to allow Buyer, the Companies and the Subsidiaries and their respective agents and representatives (and agents or representatives of any of their respective affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as Buyer, the Companies or the Subsidiaries may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at Buyer's expense.

               (d) Any refunds or credits of Taxes of any of the Companies or the Subsidiaries for any taxable period ending on or before the Closing Date shall be for the account of Seller unless such refunds or credits are reflected on the Closing Date Balance Sheet. Any refunds or credits of Taxes of any of the Companies or the Subsidiaries for any taxable period beginning after the Closing Date shall be for the account of the Buyer. Any refunds or credits of Taxes of any of the Companies or the Subsidiaries for any Straddle Period shall be equitably apportioned between Seller and Buyer. Buyer shall, if Seller so requests and at Seller's expense, cause any of the Companies or the Subsidiaries to file for and obtain any refunds or credits to which Seller is entitled under this Section 13(d). Buyer shall permit Seller to control the prosecution of any such refund claim and, where deemed appropriate by Seller, shall cause the each of Companies and the Subsidiaries to authorize by appropriate powers of attorney such persons as Seller shall designate to represent such Company or such Subsidiary with respect to such refund claim. Buyer shall cause each of the Companies and the Subsidiaries to forward to Seller any such refund within 10 days after the refund is received (or reimburse Seller for any such credit within 10 days after the credit is allowed or applied against other Tax liability); provided, however, that any such amounts payable to Seller shall be (i) net of any future tax cost to the Buyer, any Company or Subsidiary attributable to the turnaround of a temporary difference created or changed by the refund

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        claim and such turnaround occurs in any period which begins after the
        Closing Date, and (ii) net of any Tax cost or benefit to Buyer, such Company or such Subsidiary, as the case may be, attributable to the receipt of such refund and/or the payment of such amounts to Seller. Seller and Buyer shall treat any payments under the preceding sentence that Seller shall receive pursuant to this Section 13(d) as an adjustment to the Purchase Price, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Buyer or any of its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United Stated Federal income Tax purposes. Notwithstanding the foregoing, the control of the prosecution of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 12(h).

               (e) Seller shall be responsible for filing any amended consolidated, combined or unitary Tax returns for taxable years ending on or prior to the Closing Date which are required as a result of examination adjustments made by the Internal Revenue Service or by the applicable state, local or foreign taxing authorities for such taxable years as finally determined. For those jurisdictions in which separate Tax returns are filed by any of the Companies or the Subsidiaries, any required amended returns resulting from such examination adjustments, as finally determined, shall be prepared by Seller and furnished to such Company or such Subsidiary, as the case may be, for approval (which approval shall not be unreasonably withheld), signature and filing at least 30 days prior to the due date for filing such returns.

               (f) All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer, and Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax laws.

               (g) Seller shall deliver to Buyer at the Closing a certificate in form and substance satisfactory to Buyer, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act.

               (h) On the Closing Date, Buyer shall cause each of the Companies and the Subsidiaries to conduct its business in the ordinary course in substantially the same manner as presently conducted and on the Closing Date shall not permit any of the Companies or the Subsidiaries to effect any extraordinary transactions (other than any such transactions expressly required by applicable law or by this Agreement) that could result in Tax liability to any of the Companies or the Subsidiaries in excess of Tax liability associated with the conduct of its business in the ordinary course.

               (i) Seller shall cause the provisions of any Tax sharing agreement between Seller and any of its affiliates (other than the Companies and the Subsidiaries), on the one hand, and

                            STOCK PURCHASE AGREEMENT
                                      -40-



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        any of the Companies or the Subsidiaries, on the other hand, to be terminated on or before the Closing Date.

               14. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer or Seller without the prior written consent of the other party hereto; provided, however, that following the Closing, Seller may assign or transfer its rights and obligations hereunder in connection with any sale or transfer of the stock or substantially all the assets of Seller to, or the merger or consolidation of Seller with, any other person; provided further, however, that Buyer may assign its right to purchase the Shares hereunder to a wholly owned subsidiary of Buyer without the prior written consent of Seller; and provided further, however, that no assignment shall limit or affect the assignor's obligations hereunder. Any attempted assignment in violation of this Section 14 shall be void.

               15. No Third-Party Beneficiaries. Except as provided in Section 10(b) and Section 12, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

               16. Termination.

               (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

                      (i) by mutual written consent of Seller and Buyer;

                      (ii) by Seller if any of the conditions set forth in
               Section 4(b) shall have become incapable of fulfillment, and shall not have been waived by Seller;

                      (iii) by Buyer if any of the conditions set forth in
               Section 4(a) shall have become incapable of fulfillment, and shall not have been waived by Buyer; or

                      (iv) by either party hereto, if the Closing does not occur on or prior to December 31, 1997, unless the Closing does not occur on or prior to such date because of regulatory delays over which the parties have no control, in which event this Agreement may be terminated by either party hereto, if the Closing does not occur on or prior to February 1, 1998; provided, however that for purposes of this Section 16(a)(iv) no party shall be deemed to have control over any regulatory delay related to, or be required to consent to, any condition sought to be imposed by any Governmental Entity as a condition of regulatory approval of the transactions contemplated hereby, if, in the sole opinion of the party subject to such condition, such condition would have a material adverse effect on such party;

                            STOCK PURCHASE AGREEMENT
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provided, however, that the party seeking termination pursuant to clause (ii),
(iii) or (iv) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

               (b) In the event of termination by Seller or Buyer pursuant to this Section 16, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

                      (i) Buyer shall return all documents and other material
               received from Seller, any Company or any Subsidiary relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller; and

                      (ii) all confidential information received by Buyer with
               respect to the business of the Companies and the Subsidiaries shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

               (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 16, this Agreement shall become void and of no further force or effect, except for the provisions of (i) Section 8(a) relating to the obligation of Buyer to keep confidential certain information and data obtained by it,
        (ii) Section 20 relating to certain expenses, (iii) Section 21 relating to attorney fees and expenses, (iv) Section 9(b) relating to publicity,
        (v) Section 27 relating to finder's fees and broker's and (vi) this
        Section 16. Nothing in this Section 16 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

               17. Survival of Representations. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto (in each case other than the representations and warranties relating to Taxes) shall survive the Closing solely for purposes of Sections 12(b) and (c) and shall terminate at the close of business 18 months following the Closing Date; provided, however, that the representations and warranties contained in Sections 5(c), 5(e) and 5(f) shall survive the Closing without limitation. Representations and warranties relating to Taxes shall survive until the applicable statutes of limitations have expired.

               18. Effect of Representations, Warranties, Covenants and Agreements of Seller. The parties hereto agree that the representations, warranties, covenants and agreements of Seller contained herein or in any schedule or exhibit hereto are made for purposes of this Agreement only and are made by Seller solely in conjunction with the execution of this Agreement and with the closing conditions and indemnification provisions set forth in Section 12 of this Agreement. The parties agree that the representations, warranties, covenants and agreements in this Agreement shall not provide the basis for any action or remedy other than as set forth in, or permitted by, this Agreement.

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               19. Remedies Exclusive. The parties hereto agree that the sole and exclusive remedies for breaches of this Agreement, for negligence, negligent misrepresentation or for any tort (but not any tort based upon intent to deceive) committed in connection with the transactions described in, or contemplated by, this Agreement are those set forth in this Agreement, and that except for a tort based upon intent to deceive, no claim may be made by any party hereto for any matter in connection with the transactions described in, or contemplated by, this Agreement unless specifically set forth in this Agreement and then only pursuant to the terms of this Agreement.

               20. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except that (i) Buyer shall pay (A) up to $10,000 (including out-of-pocket expenses) to KPMG Peat Marwick for its audit of the Audited December 31, 1996 GAAP Financial Statements, and (B) 100% of the cost of the preparation by Milliman & Robertson, Inc. of the Western Indemnity Insurance Company Analysis of Loss and Loss Adjustment Expense Reserves as of September 30, 1997 and (ii) Seller shall pay 100% of the cost of the preparation by KPMG Peat Marwick of the Audited September 30, 1997 GAAP Financial Statements and the Audited September 30, 1997 SAP Financial Statements .

               21. Attorney Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

               22. Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by both parties hereto.

               23. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

               (i)    if to Buyer,

                      Frontier Insurance Group, Inc.
                      195 Lake Louise Marie Road
                      Rock Hill, New York  12775-8000

                      Attention:  Peter H. Foley

                            STOCK PURCHASE AGREEMENT
                                      -43-



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               with a copy to:

                      Epstein Becker & Green, P.C.
                      250 Park Avenue
                      New York, New York  10177

                      Attention:  Sidney Todres; and

               (ii)   if to Seller,

                      The Galtney Group, Inc.
                      820 Gessner, Suite 1000
                      Houston, Texas  77024-4259

                      Attention:  C. Garrison Cordell

               with a copy to:

                      Vinson & Elkins L.L.P.
                      2300 First City Tower
                      1001 Fannin
                      Houston, Texas  77002

                      Attention:  John S. Watson

               24. Interpretation; Exhibits and Schedules; Certain Definitions.
(a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of the Disclosure Schedule hereto shall be deemed set forth for all purposes of the Disclosure Schedule to the extent relevant. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.

               (b)    For all purposes hereof:

                      (i) "including" means including, without limitation; and

                      (ii) "person" means any individual, firm, corporation,
               partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

               (c) For all purposes hereof, any reference to the knowledge of, or actions taken or to be taken by, Western shall be deemed to refer to the knowledge of, or actions taken or

                            STOCK PURCHASE AGREEMENT
                                      -44-



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        to be taken by, ProRisk. ProRisk is the managing general agent of
        Western. Western has no employees and, consequently, acts only through ProRisk.

               25. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

               26. Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Confidentiality Agreement.

               27. Fees. Each party hereto hereby represents and warrants that
(a) the only brokers or finders that have acted for such party in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder's fee or commission in respect thereof are Donaldson, Lufkin & Jenrette with respect to Seller and none with respect to Buyer and (b) each party shall pay all fees or commissions which may be payable to the firm so named with respect to such party.

               28. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

               29. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of law principles of such State.

                            STOCK PURCHASE AGREEMENT
                                      -45-



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               IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                     THE GALTNEY GROUP, INC.,

                                     By: /s/ William F. Galtney, Jr.
                                         ---------------------------------------
                                     Name:  William F. Galtney, Jr.
                                     Title: Chairman


                                     GALTNEY HOLDINGS, INC.,

                                     By: /s/ Richard F. Harris
                                         ---------------------------------------
                                     Name:  Richard F. Harris
                                     Title: President


                                     HEALTHCARE INSURANCE SERVICES, INC.,

                                     By: /s/ William F. Galtney, Jr.
                                        ----------------------------------------
                                     Name:  William F. Galtney, Jr.
                                     Title: Chairman


                                     FRONTIER INSURANCE GROUP, INC.,

                                     By: /s/ Peter H. Foley
                                        ----------------------------------------
                                     Name:  Peter H. Foley
                                     Title: Executive Vice President

                            STOCK PURCHASE AGREEMENT
                                      -46-


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